Exhibit 12-B

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              Chrysler Corporation and Consolidated Subsidiaries
              Computations of Ratios of Earnings to Fixed Charges
                   and Preferred Stock Dividend Requirements


                                                              Year Ended December 31,
                                                -----------------------------------------------------

                                                1996        1995        1994         1993        1992
                                                ----        ----        ----         ----        ----
Net earnings before extraordinary
 item  and cumulative effect of
 changes in accounting principles               $3,720      $2,121      $3,713       $2,415     $  505
 Add back:
  Taxes on income                                2,372       1,328       2,117        1,423        429
  Fixed charges                                  1,339       1,359       1,267        1,433      1,732
  Amorization of previously capitalized
   interest                                        111         103          87           94         87
 Deduct:
  Capitalized interest                             156         204         177          176        176
  Undistributed earnings from less
   than fifty percent owned affiliates              14          18          15            2          7
                                                ------      ------      ------       ------     ------
Earnings available for fixed charges            $7,372      $4,689      $6,992       $5,187     $2,570
                                                ------      ------      ------       ------     ------

Fixed charges:
 Interest expense                               $1,007      $  995      $  937       $1,104     $1,405
 Capitalized interest                              156         204         177          176        176
 Credit line commitment fees                        15          10          10           10         10
 Interest portion of rent expense                  161         150         143          143        139
 Gross-up of preferred stock dividends
  of majority-owned subsidiaries (CFC)
  to a pre-tax basis                                --          --          --           --          2
                                                ------      ------      ------       ------     ------
Total fixed charges                             $1,339      $1,359      $1,267       $1,433     $1,732
                                                ======      ======      ======       ======     ======
Ratio of earnings to fixed charges                5.51        3.45        5.52         3.62       1.48
                                                ======      ======      ======       ======     ======
Preferred stock dividend requirements                5          33         125          127        128
                                                ======      ======      ======       ======     ======
Ratio of earnings to fixed charges and
 preferred stock dividend requirements            5.49        3.37        5.02         3.33       1.38
                                                ======      ======      ======       ======     ======
Equity taken up in earnings of less than
 fifty-percent owned affiliates                 $   14      $   18      $   15       $    2     $   11
                                                    --          --          --           --          4
Deduct - Dividends paid by affiliates           ------      -------     ------       ------     ------
Undistributed earnings from less than
 fifty-percent owned affiliates                 $   14      $   18      $   15       $    2     $    7
                                                ======      ======      ======       ======     ======

The ratio of earnings to fixed charges is computed by dividing Earnings available for fixed charges by Total fixed charges. The ratio of earnings to fixed charges and preferred stock dividend requirements is computed by dividing Earnings for fixed charges by the sum of Total fixed charges and Preferred stock dividend requirements.



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